Exhibit 99.2

Questions and Answers about DHT Holdings, Inc.

1.             What is the transaction?

After the close of business on March 1, 2010, we completed a number of transactions that resulted in a new holding company structure for the DHT business.  We collectively refer to these transactions as the Holdings Dividend.  As a result of the Holdings Dividend, a new company, DHT Holdings, Inc. (“DHT Holdings”), now holds nearly all of the voting and economic interests of DHT Maritime, Inc. (“DHT Maritime”).  For trading and reporting purposes, DHT Holdings is the successor to DHT Maritime.  The existing shareholders of DHT Maritime at the time of the Holdings Dividend became the shareholders of DHT Holdings.

2.             What is the purpose of the Holdings Dividend?

The purpose of the Holdings Dividend is to provide the DHT business with additional flexibility regarding growth and capital opportunities.  The existing DHT fleet will continue to be owned by DHT Maritime, but the new holding company structure allows us to grow the DHT business outside of the current financing structure applicable to the existing DHT fleet.

3.             Have there been any changes to the governance documents or my rights as a shareholder?

No.  DHT Holdings is a corporation incorporated under the laws of the Republic of the Marshall Islands, just like DHT Maritime.  In addition, the governance documents of DHT Holdings are identical in all material respects to the existing governance documents of DHT Maritime.  For example, immediately following the Holdings Dividend, DHT Holdings has the same number of authorized but unissued shares of capital stock as DHT Maritime had prior to the Holdings Dividend.

4.             As a shareholder of DHT Maritime prior to the Holdings Dividend, what shares do I now own?

For each share of common stock of DHT Maritime held as of the close of business on March 1, 2010, each shareholder of DHT Maritime received one share of DHT Holdings common stock.  Thus, if you held 1,000 shares of DHT Maritime common stock as of such time, you now own 1,000 shares of DHT Holdings common stock.  The Holdings Dividend was completed on a one-for-one basis.  The CUSIP number remains unchanged.

5.             What is the ticker symbol?

Shares of DHT Holdings common stock will be traded on The New York Stock Exchange (“NYSE”) under the existing ticker symbol of “DHT”.

6.             Do I need to take any action?

No.  The issuance of shares of DHT Holdings common stock was automatic.  We suggest that you call your broker with any questions regarding ownership of your shares.

7.             What happens if I bought or sold DHT shares on the NYSE prior to the Holdings Dividend but had not yet settled the transaction?

Any NYSE transactions of DHT Maritime common stock that were executed but not yet settled prior to the Holdings Dividend will be settled in shares of DHT Holdings common stock.

8.             Have there been any changes to the directors and officers?

No.  The existing directors and officers of DHT Maritime also are the directors and officers of DHT Holdings.

9.             What happens to my DHT Maritime common stock?  Do I still own DHT Maritime common stock, too?

As a result of the Holdings Dividend, nearly all of the economic and voting power of DHT Maritime is now held by DHT Holdings.  Your shares of DHT Maritime common stock remain outstanding but have very little value or voting power.  This value and voting power was effectively transferred to your shares of DHT Holdings common stock.  Shares of DHT Maritime common stock will no longer trade or be listed on the NYSE.  Instead, the shares of DHT Holdings common stock now represent the trading security for the DHT business.  We expect to effect a reverse stock split of DHT Maritime common stock in the near future, which will cause such shares to be permanently retired.  Shares of DHT Maritime common stock will be uncertificated.  As a result, if you wish to transfer any underlying shares of DHT Maritime common stock, please contact the Company directly.  See Question #11 for the Company’s contact information.

10.          What are the U.S. federal income tax consequences of the Holdings Dividend to existing shareholders?

For purposes of this answer, a “U.S. holder” is a holder of DHT Maritime common stock that is an individual U.S. citizen or resident alien, a corporation (or entity taxable as a corporation for U.S. federal income tax purposes) that was created under U.S. law, or an estate or trust whose world-wide income is subject to U.S. federal income tax.  This answer assumes that the shares of DHT Maritime common stock and the shares of DHT Holdings common stock are held as capital assets.

For U.S. federal income tax purposes, the Holdings Dividend is treated as a distribution of DHT Maritime preferred stock to the DHT Maritime shareholders, followed by a contribution by the DHT Maritime shareholders of the DHT Maritime preferred stock to DHT Holdings in exchange for shares of DHT Holdings common stock.

The distribution of DHT Maritime preferred stock is not taxable to a U.S. holder.  A U.S. holder’s tax basis in the DHT Maritime common stock held immediately before the distribution is allocated between that common stock and the DHT Maritime preferred stock in proportion to the fair market value of each on the date of the distribution.  Since nearly all of the value and voting power of DHT Maritime is applicable to the DHT Maritime preferred stock, nearly all of the existing basis should be allocable to the DHT Maritime preferred stock.  A U.S. holder’s holding period for the DHT Maritime preferred stock includes the holding period for the DHT Maritime common stock held immediately prior to the distribution.

The contribution of the DHT Maritime preferred stock to DHT Holdings in exchange for shares of DHT Holdings common stock is not taxable to a U.S. holder.  A U.S. holder’s tax basis in the DHT Holdings common stock will equal the tax basis of the DHT Maritime preferred stock.  Accordingly, for a U.S. holder, nearly all of the existing basis of such U.S. holder’s DHT Maritime common stock will carry over to such U.S. holder’s DHT Holdings common stock.  A U.S. holder’s holding period for the DHT Holdings common stock will include the holding period of the DHT Maritime preferred stock.

All shareholders should consult their tax advisors for a full understanding of the tax consequences of the Holdings Dividend.

11.          Who do I contact if I have other questions?

If you have additional questions about the Holdings Dividend, please contact: DHT Holdings, Inc., 26 New Street, St. Helier, Jersey JE23RA, Channel Islands, Attention: Eirik Ubøe, Chief Financial Officer, Telephone: +47 412 92 712 or American Stock Transfer & Trust Company, LLC, 10150 Mallard Creek Road, Suite 307, Charlotte, NC  28262, Attention: Myron Gray.